                                   FORM 11-K/A

[X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
      1934
      For the Fiscal Year Ended December 31, 2004

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
      For the Transition Period From ______________ to ___________________

COMMISSION FILE NUMBER: 1-14659

A. Full Title of Plan: Thrift Savings Plan

B. Name of issuer of the securities held pursuant to the plan and address of its principal executive office:

      Wilmington Trust Corporation
      Rodney Square North
      1100 North Market Street
      Wilmington, DE 19890

1. The Thrift Savings Plan affords staff members the opportunity to acquire from time to time shares of Wilmington Trust Corporation's stock, as well as interests in funds which purchase a variety of investments from time to time and which may change from time to time. These include debt and equity securities. As of December 31, 2004, the names and addresses of those funds were the following:

              Fidelity Advisor Equity Growth (T) Separate Account
              Fidelity Advisor Diversified International Multi-Mgr I Principal Large Cap Stock Index Separate Account
              Vanguard Windsor II Fund
              American Century Small Company Investment Fund
              Principal Financial Group
              710 9th Street
              Des Moines, IA 50309

              The Wilmington Large Cap Growth Portfolio
              The Wilmington Large Cap Value Portfolio
              The Wilmington Large Cap Core Portfolio
              The Wilmington Small Cap Core Portfolio
              The Wilmington International Multi-Manager Portfolio The Wilmington Broad Market Bond Portfolio
              The Wilmington Large Cap Strategic Allocation Fund The Wilmington Mid Cap Strategic Allocation Fund
              The Wilmington Small Cap Strategic Allocation Fund The Wilmington Real Estate Portfolio
              The Stable Value Fund
              The Wilmington Trust Corporation Common Stock Fund Rodney Square North
              1100 North Market Street
              Wilmington, DE 19890

2.     (a)   The written consent of the independent registered public accounting firm with respect to the financial statements for the Thrift
             Savings Plan is attached hereto as Exhibit 23.

       (b) The financial statements required to be filed for the Thrift Savings Plan, which qualifies under the Employee Retirement Income Security Act of 1974 ("ERISA"), are attached hereto as Exhibit 99.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the following individuals, who administer the Thrift Savings Plan, have signed this Form 11-K/A as of June 28, 2005.

                                  /s/ David R. Gibson                 (SEAL)
                                  ------------------------------------
                                  David R. Gibson, Chairperson

                                  /s/ Peter W. Atwater                (SEAL)
                                  ------------------------------------
                                  Peter W. Atwater

                                  /s/ Rebecca A. DePorte              (SEAL)
                                  ------------------------------------
                                  Rebecca A. DePorte

                                  /s/ Michael A. DiGregorio           (SEAL)
                                  ------------------------------------
                                  Michael A. DiGregorio

                                  /s/ William J. Farrell II           (SEAL)
                                  ------------------------------------
                                  William J. Farrell II

                                  /s/ I. Gail Howard                  (SEAL)
                                  ------------------------------------
                                  I. Gail Howard

                                  /s/ Gerald F. Sopp                  (SEAL)
                                  ------------------------------------
                                  Gerald F. Sopp

                                  /s/ Diane M. Sparks                 (SEAL)
                                  ------------------------------------
                                  Diane M. Sparks

                                  EXHIBIT INDEX

EXHIBIT                                EXHIBIT                                   PAGE NUMBER
-------                                -------                                   -----------
              Consent of independent registered public accounting firm
  23                                                                                  5

  99          Financial statements                                                    7